SCHEDULE B

to the DISTRIBUTION AGREEMENT

between Adirondack Funds and

Rafferty Capital Markets, LLC

Effective January 1, 2019 the service fee schedule for Distribution Fees provided by Rafferty Capital Markets, LLC (“RCM”) for the Adirondack Funds are:

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$16,000 per annum for the first Fund (all Classes) and $4,000 for each additional Fund (if applicable).

•

$275 per advertising or marketing piece reviewed and filed with FINRA

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$125 FINRA/$150 RCM plus a pass-along of the FINRA fee of $10 per page for each page in excess of ten pages.

•

$4000 per annum per FINRA registered rep employed by the Fund wherein RCM is asked to carry the license.

•

Includes registration in New York and home state.

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Exam fees, additional state registrations, incidental FINRA charges, late disclosure fees, etc… will be passed along to the Fund at the current FINRA rate.

•

If applicable, RCM will pass along any fees associated with NSCC sponsorship or FundSERV processing required by the Fund.

All fees are billed and payable on a quarterly basis within 30 days of receipt.

Signed  /s/ Matthew Reiner

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 Matthew Reiner, Treasurer, Adirondack Funds

Date

 12/14/18